UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 11, 2008

(Date of Earliest Event Reported)

Cost Plus, Inc.

(Exact name of Registrant as specified in its charter)

California	0-14970	94-1067973
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 4th Street

Oakland, California 94607

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (510) 893-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2008, the Board of Directors (the “Board”) of Cost Plus, Inc. (the “Company”) elected Kenneth T. Stevens to serve as a director of the Company. Mr. Stevens has not yet been named to serve on any committees of the Board of Directors. A copy of the press release announcing the election of Mr. Stevens as a director is attached as Exhibit 99.1 hereto.

The Board granted Mr. Stevens an option on September 11, 2008 to purchase 16,000 shares of the Company’s Common Stock pursuant to the Company’s 1996 Director Option Plan at an exercise price of $1.23 per share, which was the Company’s closing price as of the date of the grant (the “Option”). The Option will vest at the rate of 25% of the shares subject to the option each year, beginning one year after the date of grant.

Mr. Stevens will participate in the Company’s standard non-employee director fee arrangements as described in the Company’s most recently filed Proxy Statement. Mr. Stevens also will be eligible for indemnification pursuant to the Company’s standard form of Indemnification Agreement between the Company and each of its directors and officers.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 11, 2008, the Board of the Company approved an amendment to the Company’s Bylaws increasing the size of the Board from seven directors to eight directors, effective as of September 11, 2008. The second sentence of Section 2.2 of Article II, which previously read as follows:

“The exact number of directors shall be seven (7) until changed, within the limits specified above, by a bylaw amending this Section 2.2, duly adopted by the Board of Directors or by the shareholders.”

was amended to read as follows:

“The exact number of directors shall be eight (8) until changed, within the limits specified above, by a bylaw amending this Section 2.2, duly adopted by the Board of Directors or by the shareholders.”

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release of Cost Plus, Inc. dated September 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COST PLUS, INC.

By:	/s/ Jane L. Baughman
Jane L. Baughman,
Executive Vice President and Chief Financial Officer

Dated: September 17, 2008